BANCA POPOLARE DI SONDRIO
VILLA GUARDIA Branch
stamp-free paper pursuant to Italian Presidential Decree 601 of 29/9/1973
Exhibit 4.6

UNSECURED LOAN AGREEMENT

In the year    2013        , on the        11th        day of the month of    November    , in VILLA GUARDIA, between BANCA POPOLARE DI SONDRIO - Società Cooperativa per azioni, based in Sondrio, registered under no. 842 of the Register of Banks - Parent bank of the banking group Banca Popolare di Sondrio, registered under no. 5696.0 of the Register of Banking Groups - registered under no. 00053810149 of the Sondrio Register of Companies, tax code 00053810149, unlimited share capital, hereinafter referred to as “Bank”, in the persons of BARINDELLI GIUSEPPE ANTONIO, born in GRAVEDONA on 18/07/1966 and Mr.                , born in                    on            , the former acting as representative and the latter as                , authorised by resolution of the Board of Directors no. 5319/1265 on 26 August 2010;
and the Company GENTIUM SPA, based in VILLA GUARDIA CO) - PIAZZA XX SETTEMBRE 2 - registered on the COMO Register of Companies, registration number and tax code 02098100130, hereby represented by: CALABRESE SALVATORE, born in LOCRI on 04/01/1970 and resident in MILAN (MI) - VIA DOMENICO CIRILLO 10, tax code CLBSVT70A04D976G, acting as SENIOR VICE PRESIDENT FINANCE and CHIEF FINANCIAL OFFICER, authorised for the purpose by virtue of Resolution of the Board of Directors number of 09/09/2013
Hereinafter referred to as “Borrower”

Whereas:

•	The Borrower requested a loan of € 600,000.00 from the Bank for a duration of 84 months in addition to the period from today’s date to 31/01/2014;

•
The Bank stated its willingness to grant the request under the conditions and obligations set forth under this agreement, in the “Summary Document” annexed under letter “A”, which is an integral part of this agreement;

With this agreement, by all effects of the law, they agree and stipulate the following:

Article 1
The loan of € 600,000.00 will be provided in a lump sum and credited on the date this agreement is signed to current account no. 20075/92 held by GENTIUM SPA at the branch of VILLA GUARDIA of the Bank.
Article 2
The Borrower shall pay back the principal and related interest and fees in 28 quarterly instalments, deferred, consecutive and without interruption, each expiring on 31/01, 30/04 and 31/10 of every year starting from 30/04/2014 until 31/01/2021.
The first instalment, which falls due on 30/04/2014, will consist of:
- the amount of principal due according to the payment schedule referring to € 600,000.00, which, after reviewing and signing by the parties, is annexed to this agreement under letter “B”;
- prepayment interest calculated for the period between today’s date and 31/01/2014 calculated at a nominal deferred quarterly rate of 1.3000% (5.200% yearly);
- interest on the first quarterly instalment calculated at the rate stated above;
- collection fee amounting to € 4.00.
Subsequent quarterly instalments after the first will include:
- an amount of the principal according to the above schedule;
- an amount of variable interest calculated at a deferred quarterly rate equal to one fourth of the average monthly mean of the “Euribor - Euro Interbank Offered Rate” three months, as determined by Italian Treasury Ministerial Decree of 23/12/1998, published in “Il Sole 24 Ore” referring to the months of July, August and September of the previous year for the instalment due on 31 January, to the months of October, November and December of the previous year for the instalment due on 30 April, to the months of January, February and March of the same year for the instalment due on 31 July, to the months of April, May and June of the same year for the instalment due on 31 October and higher by 1.2500 points;
- collection fee amounting to € 4.00 for each instalment.
Interest shall be calculated on the basis of calendar days with 360 as a divisor.
If the above parameter rises or decreases the interest rate applied to the instalment following the first then it will change in the same amount.
The quarterly rate determined as above cannot, in any case, ever be lower than 1.1250% (4.500% yearly).
The effective annual rate (TAEG) amounts to 5.59%.
In relation to the Italian Interministerial Committee for Credit and Savings resolution of 4/03/2003, it should be pointed out that the last available figure of the indexation parameter equals 0.223% yearly.

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The Borrower shall pay back the amounts set out above by direct debit on current account no. 20075/92 held by GENTIUM SPA at the bank’s VILLA GUARDIA branch, authorisation for which is provided herein, with a fixed value date equal to the due date of the instalment, undertaking to collect the necessary funds, without prejudice to the Borrower’s option to pay the amount due directly at the bank’s branch of VILLA GUARDIA, without any obligation to hold a current account at the lending bank.
Article 3
For this loan the Borrower authorises the Bank to debit his current account mentioned above for the following amounts:
- the substitute tax pursuant to Italian Presidential Decree no. 601 of 29 September 1973 as amended;
- a lump sum for loan application fees amounting to € 2,000.00.
Article 4
The total amount due on the instalment due date and not paid generates interest, amounting to 3.000 points in addition to the rate applied to the transaction, from the due date to the date of payment, borne by the Borrower in favour of the bank. Periodic capitalisation is not permitted for this interest.
Article 5
The Borrower is entitled to pay back the loan in advance, whether partially or in full, without paying any compensation.
Article 6
No exception or objections can be put forward, for any reason, by the Borrower against the Bank. All obligations are considered to be undertaken by the Borrower jointly and in full, also for heirs, successors and assignees, also by special title and without the benefit of prior discussion.
Article 7
The Bank shall be entitled to terminate the agreement by right and to demand immediate payment of all amounts due without prior notice, default proceedings or legal petition, if the Borrower and/or any guarantors fail to execute even a single obligation undertaken with this agreement. Periodic capitalisation is not permitted for the amount due. In addition, the agreement may be terminated in any of the following cases:
- if the Borrower concealed debts for taxes, withholdings, services of any kind and amounts related to the Bank loan;
- if circumstances arose and had a negative impact on the financial standing of the beneficiary or guarantors to an extent that would compromise repayment of the amounts owed to the Bank;
- if the Borrower or guarantors incur protests, freezing orders or enforcement actions or insolvency proceedings, distraint orders or judgment mortgages;
- if the Borrower fails to pay an instalment by 15 days after falling due or even a part of any amount due in relation to this loan and/or interest and related fees.
In addition, any of the circumstances laid down in art. 1186 of the Italian Civil Code shall result in invoking the acceleration clause. The Bank shall be entitled to terminate this agreement and/or invoke the acceleration clause in the circumstances mentioned above by providing notice to the beneficiary by means of telex, telegram, fax or registered letter with return receipt, and the beneficiary shall be required, without needing additional requests, to fulfil the obligation of paying back all amounts due within the fifth business day following receipt of the notice in question.
For the entire duration of the loan and until the latter is extinguished in full, in principal, interest, fees and expenses, the Borrower shall:
- inform the Bank immediately, by registered letter, of any circumstance or event that might substantially change their financial standing;
- provide prior notice to the Bank of any new medium and long-term loans requested from other institutions or bodies;
- not change and not cease their core business operations during the loan period without obtaining prior consent from the Bank.
Article 8
Any tax charges, direct or indirect, whether present or future, dependent on or in any way in relation to this loan, shall be borne by the Borrower.
The Borrower shall be responsible for all expenses, also in relation to taxes, for registering this agreement and any sureties issued, and those that the Bank incurs for any reason to safeguard its rights and collect the amounts due.
For this agreement the parties request application of the tax treatment laid down in Italian Presidential Decree no. 601 of 29/09/1973 as amended, and in particular articles 17-18 of the same decree; thus, for this loan the Borrower authorises the Bank to withhold the related amount by debiting the current account mentioned above.
Furthermore, the Borrower specifically approves that, during the period of the loan, the financial conditions set forth under article 2 of this agreement, with the exception of the spread applied and the indexation parameter, may change unfavourably and such changes shall be communicated in the manner and terms laid down in the aforementioned art. 118 of the Italian Consolidated Banking Law as amended.
Where applicable, the parties shall respect the prescriptions provided by Legislative Decree no. 141 of 13 August 2010 (ordinary supplement of the Official Gazette no. 207 of 4.9.2010), containing provisions implementing Directive 2008/48/EC, on consumer credit agreements, as well as amendments to Title VI of the Italian Consolidated Banking Law (Italian Legislative Decree no. 385 of 1 September 1993).

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Article 9
Letters, notices and any other statement or correspondence from the Bank will be sent with full effect to the address indicated on this application, or to the address provided subsequently in writing. The Borrower in any case shall inform the Bank of any change of residence or any change of residence of any guarantors.
Article 10
For any complaint or dispute deriving from this agreement the court of Sondrio shall hold jurisdiction (except for the fact that the Borrower acts as a consumer). The Borrower accepts that the loan is regulated by the stipulations and conditions set forth in this agreement, which, effective immediately, he declares that he specifically and fully approves without reserve.

[stamp] Gentium S.p.A. Piazza XX Settembre, 2 22379 VILLA GUARDIA (Como) /s/ Salvatore Calabrese	/s/
The Borrower’s signature	The Bank’s signature

In accordance with art. 1341 and 1342 of the Italian Civil Code and art. 25 of Italian Legislative Decree no. 342/99, implemented by Italian Interministerial Committee for Credit and Savings resolution of 09/02/2000, the Borrower also declares that he specifically approves the following conditions:
art. 4 - Payment delays - penalty interest;
art. 5 - Early repayment - fee;
art. 6 - Unenforceability of exceptions;
art. 7 - Acceleration clause and termination of agreement;
art. 8 - Tax charges;
art. 10 - Jurisdiction.

In accordance with art. 115 of Italian Legislative Decree no. 385 of 1 September 1993, the Borrower also declares that he has received a copy of this agreement and related Summary Document.

[stamp] Gentium S.p.A. Piazza XX Settembre, 2 22379 VILLA GUARDIA (Como) /s/ Salvatore Calabrese
The Borrower’s signature

I, the undersigned, hereby declare that I have received a copy of this agreement and also the summary document.
I also declare that the copy in my possession includes the financial conditions and general conditions (contract provisions).

[stamp] Gentium S.p.A. Piazza XX Settembre, 2 22379 VILLA GUARDIA (Como) /s/ Salvatore Calabrese

[illegible signature]

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Annex “A”

SUMMARY DOCUMENT

UNSECURED LOAN AGREEMENT
VILLA GUARDIA,         [illegible date]

The purpose of this document is to provide a clear outline of the most significant contractual and financial conditions regarding the transaction in question.

Identification Details
Holder            GENTIUM SPA
Amount            € 600,000.00

Financial Conditions

•	EFFECTIVE ANNUAL RATE (TAEG): 5.59%.

•	DURATION: 84 months in addition to the period starting from the date the loan agreement is stipulated to 31/01/2014.

•	ENTRY RATE: 5.200%

•
INDEXATION PARAMETER: the average monthly mean of the “Euribor - Euro Interbank Offered Rate” three months, as determined by Italian Treasury Ministerial Decree of 23/12/1998, published in “Il Sole 24 Ore” referring to the months of July, August and September of the previous year for the instalment due on 31 January, to the months of October, November and December of the previous year for the instalment due on 30 April, to the months of January, February and March of the same year for the instalment due on 31 July, to the months of April, May and June of the same year for the instalment due on 31 October.

In relation to the Italian Interministerial Committee for Credit and Savings resolution of 4/03/2003, it should be pointed out that the last available figure of the indexation parameter equals 0.223% yearly.

•	METHOD OF CALCULATING INTEREST: interest shall be calculated on the basis of calendar days with 360 as a divisor.

•	SPREAD: 5.000 points.

•	MINIMUM RATE: 4.500%.

•	PENALTY INTEREST: an additional 3.000 points applied to the outstanding instalment.

•	LOAN APPLICATION FEES: € 2,000.00. Loan application fees are due even if the loan is not provided for any reason.

•	COLLECTION FEE: € 4.00.

•	INTERIM FINANCING CHARGES: 100.00 for each partial amount provided.

•	SUBSTITUTE TAX: in accordance with Italian Presidential Decree no. 601 of 29 September 1973 as amended.

•	CERTIFICATIONS: fees for issuing:

•	credit certificate € 50.00 (for succession, Art. 23 of Italian Legislative Decree no. 346 of 31 October 1990),

•	certificate for tax relief € 25.00,

•	receipt duplicate € 25.00,
These amounts may rise by a maximum of 100% for complex documents. For particular cases, where     intervention from the institution requires special processing or research, the applicant (informed in     advance) shall pay an amount determined by the institution on a case-by-case basis.

•	PAYMENT REMINDERS: € 10.00.

•	CHARGES FOR ISSUING SUPPLEMENTARY AGREEMENTS: € 666.66.

•	PRE-CONTRACT FORM: € 10.00.

•	PERIODIC REPORT: € 5.00.

•	ATTORNEY FEES: € 100.00.

•	ASSUMPTION CHARGES: € 150.00.

•	CALCULATION PROCESSING: € 50.00. Required only in the case of early repayment or reduction not carried out.

•	EARLY REPAYMENT/REDUCTION INDEMNITY: none.

Contract Clauses
A summary of some of the most significant contract provisions is provided below.

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Calculation of Penalty Interest
In the case of default on payment of one instalment, the total amount due and not paid shall generate interest starting from the date the unpaid instalment falls due until the amount is actually paid. This interest will be calculated on the basis of one year of 365 days for the actual number of days elapsed. Periodic capitalisation is not permitted on such interest.

Express Termination Clause
With this provision the Bank is entitled to terminate the agreement if the borrower defaults on even a single contract obligation provided for and gives the Bank the right to rescind in the presence of the following events:

•	The Borrower does not remit due payment of even a single instalment;

•	The Borrower and any guarantors incur protests or perform any act that lowers their financial standing, or they are subject to any insolvency proceedings;

•	Any of the documentation produced or information provided to the Bank is not truthful;

•	The Borrower does not provide for punctual payment of tax charges deriving from the loan or from the related guarantees created;

•	The Borrower does not notify the Bank of any relevant changes in fact or right.

Changes in Financial Conditions
In accordance with art. 118 of the Italian Consolidated Law, the financial conditions applied to the loan, with the exception of the interest rate applied, may change throughout the duration of the loan period, also unfavourably for the Borrower; any such changes shall be communicated in the manner and terms provided for under art. 118 of the Italian Consolidated Banking Law as amended.

Glossary

•	Repayment: process of gradual repayment of the loan through the periodic payment of instalments.

•	Unsecured: an “unsecured” loan is not back by real warranties (mortgage/lien).

•	Consumer: a person who acts for purposes not falling under professional or entrepreneurial activities.

•
Contribution: a part of the interest rate applied to the loan provided by a public body by virtue of a specific provision and/or agreement. This contribution can be paid directly to the bank or to the beneficiary.

Payment can be made in several amounts or as a lump sum.

•
Credit Guarantee Cooperative: a cooperative organisation created to aid access to bank credit for its members, generally belonging to the same economic categories, by providing guarantees. It is a Consortium based on the principles of mutuality and solidarity as a non-profit organisation. Its activities also include financial consultancy services.

•	Acceleration Clause: the bank’s right to demand immediate and full payment of all amounts due in the event of conditions provided for under art. 1186 of the Italian Civil Code.

•	Penalty Interest: interest for the delay in payment of outstanding instalments.

•
Effective Annual Rate (T.A.E.G.): the actual cost of the transaction expressed as a percentage that the customer has to pay to the company providing the loan. Basically, the T.A.E.G. incorporates both the T.A.N. (yearly nominal rate) i.e. the interest payable on the loan, and the costs for processing the application and issuing documentation; thus: T.A.N. + loan application fees and documentation = T.A.E.G.

•	Indexation Parameter: monetary market index to which the contractual rate variability is pegged, in the manner indicated for that purpose.

•	Lender: the bank.

•	Borrower: the party applying for the loan. Also known as Debtor, Customer, Loan Recipient.

•	Prepayment: period in which only interest is paid.

•
Payment Instalment: payment that the borrower makes periodically to pay back the loan according to the schedule provided by contract. The instalment is composed of an amount of the principal, i.e. a portion of the amount lent, and an amount for interest owed to the bank for the amount received under the loan.

•	Prepayment Instalment: for certain transactions it is possible to pay instalments of interest only, limited to a certain period of time.

•	Contract Termination: the bank’s right to demand immediate and full payment of all amounts due in the event of conditions provided for by the law or in the agreement stipulated with the customer.

•	Spread: the increase algebraically added to the indexation parameter.

•	Standard Rate: the rate applied to the loan (after any period where the entry rate is applicable), obtained by adding the spread to the indexation parameter specifically indicated in the agreement.

•	Entry Rate: the rate applied to the loan for a limited period of time; it is normally lower than the standard rate.

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•	Penalty Interest: the interest rate to pay for the number of days of delayed payment of outstanding and unpaid instalments. It is expressed as points added to the rate applied to the transaction.

•	Fixed Rate: the interest rate that remains the same for the entire duration of the loan.

•	Minimum Rate: the rate applied to variable rate transactions. The loan cannot be granted at a rate lower than this regardless of the financial parameters taken into consideration.

•	Variable Rate: the interest rate varies according to fluctuations in one or more indexation parameters specifically indicated in the loan agreement.

•	Payable to Order Note: this is an enforceable credit note that entitles the bank to demand immediate payment from the signer without any need for an injunction.

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Annex “B”

Repayment Schedule

Amount in euro	Entry Rate	Instalments	Duration
600,000.00	5.200%	quarterly	84 months

Instalment	Principal	Remaining Debt
1	17,902.12	582,097.88
2	18,134.85	563,963.03
3	18,370.60	545,592.43
4	18,609.42	526,983.01
5	18,851.34	508,131.67
6	19,096.41	489,035.26
7	19,344.66	469,690.60
8	19,596.14	450,094.46
9	19,850.89	430,243.57
10	20,108.95	410,134.62
11	20,370.37	389,764.25
12	20,635.19	369,129.06
13	20,903.44	348,225.62
14	21,175.19	327,050.43
15	21,450.47	305,599.96
16	21,729.32	283,870.64
17	22,011.80	241,858.84
18	22,297.96	239,560.88
19	22,587.83	216,973.05
20	22,881.47	194,091.58
21	23,178.93	170,912.65
22	23,480.26	147,432.39
23	23,785.50	123,646.89
24	24,094.71	99,552.18
25	24,407.94	75,144.24
26	24,725.25	50,418.99
27	25,046.67	25,372.32
28	25,372.32	0.00
Total	600,000.00

THIS SCHEDULE SHALL BE CONSERVED EVEN IN THE CASE OF RATE CHANGE

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